APPENDIX X

(Corporation/Municipal Corporation)

Agency Code 50000                                              Contract No. C008211                                  Amendment # 1

Entire Contract Period 01/01/2003 – 12/31/2012  Entire Contract Amount for Period $4,769,573.07 (Estimated Value)

Amendment Period 01/01/2008 – 12/31/2012      Amendment Amount for Period $2,514,129 (Estimated Value)

This is an AGREEMENT between THE STATE OF NEW YORK, acting by and through The Office of Mental Health , having its principal office at 44 Holland Avenue Albany NY  (hereinafter referred to as the STATE), and Secure System Inc.  (hereinafter referred to as the CONTRACTOR), for modification of Contract Number C008211, as amended in attached Appendix(ices) A, A1, B, B1, B2, C, D, Rider 1, Consulting Disclosure Instructions Form & Form B .

All other provisions of said AGREEMENT shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the dates appearing under their signatures.

CONTRACTOR SIGNATURE By: _____ _____ Printed Name Title: _____ Date: _____	STATE AGENCY SIGNATURE By: _____ _____ Printed Name Title: _____ Date: _____

STATE OF NEW YORK)

            ) SS.:

County of ____________)

On this ________ day of __________________, 20_____, before me personally came ______________________, to me known, who being by me duly sworn, did depose and say that he/she resides at _______________________
________________________, and that he/she is ______________________, of the corporation or municipality described in and which executed the above instrument, and that he/she executed the above instrument by order of the board of directors of the corporation and that he/she signed his/her name thereto by like order, or that he/she was duly authorized by the municipal corporation described in and which executed the above instrument, and that he/she executed the above instrument pursuant to authority vested in him/her.

(Notary) _________________________

ATTORNEY GENERAL’S SIGNATURE                        STATE COMPTROLLER’S SIGNATURE

__________________________________                        ___________________________________

Title:______________________________                      Title:_______________________________

Date:______________________________                      Date: _______________________________

APPENDIX A

STANDARD CLAUSES FOR NEW YORK STATE CONTRACTS

The parties to the attached contract, license, lease, amendment or other agreement of any kind (hereinafter, "the contract" or "this contract") agree to be bound by the following clauses which are hereby made a part of the contract (the word "Contractor" herein refers to any party other than the State, whether a contractor, licenser, licensee, lessor, lessee or any other party):

1.

EXECUTORY CLAUSE - In accordance with Section 41 of the State Finance Law, the State shall have no liability under this contract to the Contractor or to anyone else beyond funds appropriated and available for this contract.

2.

NON-ASSIGNMENT CLAUSE - In accordance with Section 138 of the State Finance Law, this contract may not be assigned by the Contractor or its right, title or interest therein assigned, transferred, conveyed, sublet or otherwise disposed of without the previous consent, in writing, of the State and any attempts to assign the contract without the State's written consent are null and void.  The Contractor may, however, assign its right to receive payment without the State's prior written consent unless this contract concerns Certificates of Participation pursuant to Article 5A of the State Finance Law.

3.

COMPTROLLER'S APPROVAL - In accordance with Section 112 of the State Finance Law (or, if this contract is with the State University or City University of New York, Section 355 or Section 6218 of the Education Law), if this contract exceeds $50,000 or (the minimum thresholds agreed to by the Office of the State Comptroller for certain S.U.N.Y. and C.U.N.Y. contracts), or if this is an amendment for any amount to a contract which, as so amended, exceeds said statutory amount, or if, by this contract, the State agrees to give something other than money when the value or reasonably estimated value of such consideration exceeds $10,000, it shall not be valid, effective or binding upon the State until it has been approved by the State Comptroller and filed in his office. Comptroller’s approval of contracts let by the Office of General Services is required when such contracts exceed $85,000 (State Finance Law Section 163.6.a).

4.

WORKERS' COMPENSATION BENEFITS - In accordance with Section 142 of the  State Finance Law, this contract shall be void and of no force and effect unless the Contractor shall provide and maintain coverage during the life of this contract for the benefit of such employees as are required to be covered by the provisions of the Workers' Compensation Law.

5.

NON-DISCRIMINATION REQUIREMENTS – To the extent required by Article 15 of the Executive Law (also known as the Human Rights Law) and all other state and Federal statutory and constitutional non-discrimination provisions, the contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, sexual orientation, age, disability, genetic predisposition or carrier status, or marital status.  Furthermore, in accordance with Section 220-e of the Labor Law, if this is a contract for the construction, alteration, or repair of any public building or public work, or for the manufacture, sale, or distribution of materials, equipment, or supplies, and to the extent that this contract shall be performed within the State of New York, Contractor agrees that neither it nor its subcontractors, shall, by reason of race, creed, color, disability, sex, or national origin:

a.

discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or

b.

discriminate against or intimidate any employee hired for the performance of work under this contract.

If this is a building service contract, as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall by reason of race, creed, color, national origin, age, sex, or disability:

a.

discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or

b.

discriminate against or intimidate any employee hired for the performance of work under this contract.

Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or Section 239, as well as possible termination of this contract and forfeiture of all moneys due hereunder for a second or subsequent violation.

6.

WAGE AND HOURS PROVISIONS -  If this is a public work contract covered by Article 8 of the Labor Law or a building service contract covered by Article 9 thereof, neither Contractor's employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department.  Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law.

7.

NON-COLLUSIVE BIDDING REQUIREMENTS - In accordance with Section 139-d of the State Finance Law, if this contract was awarded based upon the submission of bids, Contractor warrants, under penalty of perjury, that its bid was arrived at independently and without collusion aimed at restricting competition.  Contractor further warrants that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered to the State a non-collusive bidding certification on Contractor's behalf.

8.

INTERNATIONAL BOYCOTT PROHIBITION - In accordance with Section 220-f of the Labor Law and Section 139-h of the State Finance Law, if this contract exceeds $5,000, the Contractor agrees, as a material condition of the contract, that neither the Contractor nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the federal Export Administration Act of 1979 (50 USC App. Sections 2401 et seq.) or regulations thereunder.  If such Contractor, or any of the aforesaid affiliates of Contractor, is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the contract's execution, such contract, amendment or modification thereto shall be rendered forfeit and void.  The Contractor shall so notify the State Comptroller within five (5) business days of such conviction, determination or disposition of appeal (2 NYCRR 105.4).

9.

SET-OFF RIGHTS - The State shall have all of its common law, equitable and statutory rights of set-off.  These rights shall include, but not be limited to, the State's option to withhold for the purposes of set-off any moneys due to the Contractor under this contract up to any amounts due and owing to the State with regard to this contract, any other contract with any State department or agency, including any contract for a term commencing prior to the term of this contract, plus any amounts due and owing to the State for any other reason including, without limitation, tax delinquencies, fee delinquencies or monetary penalties relative thereto.  The State shall exercise its set-off rights in accordance with normal State practices including, in cases of set-off pursuant to an audit, the finalization of such audit by the State agency, its representatives, or the State Comptroller.

10.

RECORDS - The Contractor shall establish and maintain complete and accurate books, records, documents, accounts and other evidence directly pertinent to performance under this contract (hereinafter, collectively, "the Records").  The Records must be kept for the balance of the calendar year in which they were made and for six (6) additional years thereafter.  The State Comptroller, the Attorney General and any other person or entity authorized to conduct an examination, as well as the agency or agencies involved in this contract, shall have access to the Records during normal business hours at an office of the Contractor within the State of New York or, if no such office is available, at a mutually agreeable and reasonable venue within the State, for the term specified above for the purposes of inspection, auditing and copying.  The State shall take reasonable steps to protect from public disclosure any of the Records which are exempt from disclosure under Section 87 of the Public Officers Law (the "Statute") provided that:

(i)

the Contractor shall timely inform an appropriate State official, in writing, that said records should not be disclosed; and

(ii)

said records shall be sufficiently identified; and

(iii)

designation of said records as exempt under the Statute is reasonable.

Nothing contained herein shall diminish, or in any way adversely affect, the State's right to discovery in any pending or future litigation.

11.

IDENTIFYING INFORMATION AND PRIVACY NOTIFICATION -

(a)

Federal Employer Identification Number and/or Federal Social Security Number -All invoices or New York State standard vouchers submitted for payment for the sale of goods or services or the lease of real or personal property to a New York State agency must include the payee's identification number, i.e., the seller's or lessor's identification number.  The number is either the payee's Federal employer identification number or social security number, or both such numbers when the payee has both such numbers.  Failure to include this number or numbers may delay payment.  Where the payee does not have such number or numbers, the payee, on its invoice or New York State standard voucher, must give the reason or reasons why the payee does not have such number or numbers.

(B)

PRIVACY NOTIFICATION -

(1)

The authority to request the above personal information from a seller of goods or services or a lessor of real or personal property, and the authority to maintain such information, is found in Section 5 of the State Tax Law.  Disclosure of this information by the seller or lessor to the State is mandatory.  The principal purpose for which the information is collected is to enable the State to identify individuals, businesses and others who have been delinquent in filing tax returns or may have understated their liabilities and to generally identify persons affected by the taxes administered by the Commissioner of Taxation and Finance.  The information will be used for tax administration purpose and for any other purpose authorized by law.

(2)

The personal information is requested by the purchasing unit of the agency contracting to purchase the goods or services or lease the real or personal property covered by this contract or lease.  The information is maintained in New York State's Central Accounting System by the Director of Accounting Operations, Office of the State Comptroller, 110 State Street, Albany, New York 12236.

12.

EQUAL EMPLOYMENT OPPORTUNITIES FOR MINORITIES AND WOMEN - In accordance with Section 312 of the Executive Law, if this contract is:

(i)

a written agreement or purchase order instrument, providing for a total expenditure in excess of $25,000.00, whereby a contracting agency is committed to expend or does expend funds in return for labor, services, supplies, equipment, materials or any combination of the foregoing, to be performed for, or rendered or furnished to the contracting agency; or

(ii)

a written agreement in excess of $100,000.00 whereby a contracting agency is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon; or

(iii)

a written agreement in excess of $100,000.00 whereby the owner of a State assisted housing project is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon for such project, then:

a.

The Contractor will not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or martial status, and will undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination.  Affirmative action shall mean recruitment, employment, job assignment, promotion, upgradings, demotion, transfer, layoff, or termination and rates of pay or other forms of compensation;

b.

At the request of the contracting agency, the Contractor shall request each employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding, to furnish a written statement that such employment agency, labor union or representative will not discriminate on the basis of race, creed, color, national origin, sex, age, disability or martial status and that such union or representative will affirmatively cooperate in the implementation of the contractor's obligations herein; and

c.

The Contractor shall state, in all solicitations or advertisements for employees, that, in the performance of the State contract, all qualified applicants will be afforded equal employment opportunities without discrimination because of race, creed, color, national origin, sex, age, disability or martial status.

Contractor will include the provision of "a", "b" and "c", above in every subcontract over $25,000.00 for the construction, demolition, replacement, major repair, renovation, planning or design of real property and improvements thereon (the "Work") except where the Work is for the beneficial use of the Contractor.  Section 312 does not apply to:

(i)

work, goods or services unrelated to this contract; or

(ii)

employment outside New York State; or

(iii)

banking services, insurance policies or the sale of securities.

The State shall consider compliance by a contractor or subcontractor with the requirements of any federal law concerning equal employment opportunity which effectuates the purpose of this section.  The contracting agency shall determine whether the imposition of the requirements of the provisions hereof duplicate or conflict with any such federal law and if such duplication or conflict exists, the contracting agency shall waive the applicability of Section 312 to the extent of such duplication or conflict.  Contractor will comply with all duly promulgated and lawful rules and regulations of the Governor’s Office of Minority and Women's Business Development pertaining hereto.

13.

CONFLICTING TERMS - In the event of a conflict between the terms of the contract (including any and all attachments thereto and amendments thereof) and the terms of this Appendix A, the terms of this Appendix A shall control.

14.

GOVERNING LAW - This contract shall be governed by the laws of the State of New York except where the Federal supremacy clause requires otherwise.

15.

LATE PAYMENT - Timeliness of payment and any interest to be paid to Contractor for late payment shall be governed by Article 11-A of the State Finance Law to the extent required by law.

16.

NO ARBITRATION - Disputes involving this contract, including the breach or alleged breach thereof, may not be submitted to binding arbitration (except where statutorily authorized) but must, instead, be heard in a court of competent jurisdiction of the State of New York.

17.

SERVICES OF PROCESS - In addition to the methods of service allowed by the State Civil Practice Law & Rules ("CPLR"), Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested.  Service hereunder shall be complete upon Contractor's actual receipt of process or upon the State's receipt of the return thereof by the United States Postal Service as refused or undeliverable.  Contractor must promptly notify the State, in writing, of each and every change of address to which services of process can be made.  Service by the State to the last known address shall be sufficient.  Contractor will have thirty (30) calendar days after services hereunder is complete in which to respond.

18.

PROHIBITION ON PURCHASE OF TROPICAL HARDWOODS.  The Contractor

certifies and warrants that all wood products to be used under this contract award will be in accordance with, but not limited to, the specifications and provisions of State Finance Law §165.  (Use of Tropical Hardwoods) which prohibits purchase and use of tropical hardwoods, unless specifically exempted, by the State or any governmental agency or political subdivision or public benefit corporation.  Qualification for an exemption under this law will be the responsibility of the contractor to establish to meet with the approval of the State.

In addition, when any portion of this contract involving the use of woods, whether supply or installation, is to be performed by any subcontractor, the prime Contractor will indicate and certify in the submitted bid proposal that the subcontractor has been informed and is in compliance with specifications and provisions regarding use of tropical hardwoods as detailed in §165 State Finance Law.  Any such use must meet with the approval of the State, otherwise, the bid may not be considered responsive.  Under bidder certifications, proof of qualification for exemption will be the responsibility of the Contractor to meet with the approval of the State.

19.

MACBRIDE FAIR EMPLOYMENT PRINCIPLES.  In accordance with the MacBride Fair Employment Principles (Chapter 807 of the Laws of 1992), the Contractor hereby stipulates that the Contractor either:

(a)

has no business operations in Northern Ireland, or

(b)

shall take lawful steps in good faith to conduct any business operations in Northern Ireland in accordance with the MacBride Fair Employment Principles (as described in Section 165 of the New York State Finance Law), and shall permit independent monitoring of compliance with such principles.

20.

OMNIBUS PROCUREMENT ACT OF 1992.  It is the policy of New York State to maximize opportunities for the participation of New York State business enterprises, including minority and women-owned business enterprises as bidders, subcontractors and suppliers on its procurement contracts.

Information on the availability of New York State subcontractors and suppliers is available from:

NYS Department of Economic Development

Division for Small Business

30 South Pearl Street – 7th Floor

Albany, New York 12245

Tel. 518-292-5220

A directory of certified minority and women-owned business enterprises is available from:

NYS Department of Economic Development

Division of Minority and Women's Business Development

30 South Pearl Street – 2nd Floor

Albany, New York 12245

http://www.empire.state.ny.us

The Omnibus Procurement Act of 1992 requires that by signing this bid proposal or contract, as applicable, Contractors certify that whenever the total bid amount is greater than $1 million:

(a)

The Contractor has made reasonable efforts to encourage the participation of New York State Business Enterprises as suppliers and subcontractors, including certified minority and women-owned business enterprises, on this project, and has retained the documentation of these efforts to be provided upon request to the State;

(b)

The Contractor has complied with the Federal Equal Opportunity Act of 1972 (P.L. 92-261), as amended;

(c)

The Contractor agrees to make reasonable efforts to provide notification to New York State residents of employment opportunities on this project through listing any such positions with the Job Service Division of the New York State Department of Labor, or providing such notification in such manner as is consistent with existing collective bargaining contracts or agreements.  The Contractor agrees to document these efforts and to provide said documentation to the State upon request; and

(d)

The Contractor acknowledges notice that the State may seek to obtain offset credits from foreign countries as a result of this contract and agrees to cooperate with the State in these efforts.

21.

RECIPROCITY AND SANCTIONS PROVISIONS.  Bidders are hereby notified that if their principal place of business is located in a country, nation, province, state or political subdivision that penalizes New York State vendors, and if the goods or services they offer will be substantially produced or performed outside New York State, the Omnibus Procurement Act 1994 and 2000 amendments (Chapter 684 and Chapter 383, respectively) require that they be denied contracts which they would otherwise obtain. NOTE: As of May 15, 2002, the list of discriminatory jurisdictions subject to this provision includes the states of South Carolina, Alaska, West Virginia, Wyoming, Louisiana and Hawaii. Contact NYS Department of Economic Development for a current list of jurisdictions subject to this provision.

22.

PURCHASES OF APPAREL.  In accordance with State Finance Law Section 162 (4-a), the state shall not purchase any apparel from any vendor unable or unwilling to certify that:

(i)

Such apparel was manufactured in compliance with all applicable labor and occupational safety laws, including, but not limited to, child labor laws, wage and hour laws and workplace safety laws; and

(ii)

Vendor will supply, with its bid (or, if not a bid situation, prior to or at the time of signing a contract with the State), if known, the names and addresses of each subcontractor and a list of all manufacturing plants to be utilized for this contract by the bidder.

Revised June 2006

APPENDIX A-I

AGENCY SPECIFIC CLAUSES

I.

GENERAL PROVISIONS

1.

Unless modified as provided herein, this contract shall begin on 01/01/2008 and end on 12/31/2012.

2.

If applicable, this agreement may be extended for an additional term as defined in the renewal term section on the cover page of the contract.

3.

The OMH shall have the right to terminate this contract early for: (i) unavailability of funds; (ii) cause; or (iii) convenience. The OMH may invoke its right to terminate for convenience upon ninety days written notice to the CONTRACTOR of its intent to terminate the contract; except that, if some other provision of the contract gives the State a general right to terminate upon other than 90 days prior notice, that provision of the contract shall govern and 90 days notice shall not be required.   If the contract is not terminated, prices may be adjusted only as defined in the bid specifications (when incorporated by reference) and APPENDIX B.

4.

The OMH  reserves the right to terminate this contract in the event it is found that the certification filed by the CONTRACTOR in  accordance  with the New York State Finance Law 139-k was  intentionally false or intentionally incomplete. Upon such finding, the OMH may exercise its termination right by providing written notification to the CONTRACTOR.

5.

CONTRACTOR must report to the OMH all material changes in its initial vendor responsibility disclosure.

6.

If Section 5-a of the NYS Tax Law is applicable, the CONTRACTOR must submit the following forms as and when required: to the NYS Tax Department, a Contractor Certification Form ST-220-TD, and to OMH, a Contractor Certification to Covered Agency Form ST-220-CA.

7.

The OMH may order the CONTRACTOR, in writing, to suspend performance for a reasonable period of time. OMH shall have no obligation to reimburse Contractor's expenses during the suspension period.

8.

The CONTRACTOR warrants to the OMH that it has secured sufficient right, title and interest to ensure that OMH may use any design, device, material, source-code or process comprising all or part of the deliverables.

9.

In the event that CONTRACTOR is provided access to any electronic data or computer application maintained by OMH, OMH may request, and CONTRACTOR shall execute, such additional forms or agreements as OMH generally requires as a condition of such access (e.g., Data Exchange Agreement, Computer Application Sharing Agreement, Confidentiality and Non-Disclosure Agreement).

10.

The OMH has an irrevocable, royalty-free, non-exclusive and world-wide license to publish, reproduce, display, disclose or otherwise use any of the contract deliverables; provided, however, that if and to the extent that the contract deliverables require CONTRACTOR to create, write, develop or produce an original work which is or could be subject to protection under the laws governing intellectual property, including but not limited to the laws of copyright and patents (the “Work”), such Work shall be deemed to be a work made for hire and in the course of the services being rendered under this Agreement and shall belong exclusively to OMH, with OMH having the sole right to obtain, hold and renew in its own name, all copyrights or other appropriate protection.  To the extent that any such Work may not be deemed to be a work made for hire, CONTRACTOR hereby irrevocably assigns to OMH all right, title and interest therein. CONTRACTOR shall ensure that all copies of the Work are marked with appropriate copyright notices and shall give OMH all reasonable assistance and execute all documents necessary to assist and/or enable OMH to perfect, preserve, register and/or record its rights in any Work.  Upon termination, cancellation or expiration of this Agreement, CONTRACTOR shall turn over all Works to OMH, and upon request, any OMH documents or items furnished to CONTRACTOR during the performance of this Agreement.

11.

In the event that CONTRACTOR, in the course of performance hereunder, obtains access to information, data or records deemed confidential in accordance with the provisions of Mental Hygiene Law Section 33.13 and/or “protected health information” as such term is defined in 45 C.F.R. Parts 160, 164, then CONTRACTOR shall restrict its use of that information, data or records for the limited purposes of this agreement and in accordance with Appendix F of this agreement, if and as applicable.   Any such access shall be neither construed nor considered a disclosure of confidential records to CONTRACTOR, but rather as a ministerial record keeping activity of the OMH.  Any further dissemination or any use beyond that specifically authorized, of any such information, data or records, by CONTRACTOR, its agents, successors or associates shall constitute an unlawful disclosure of confidential information in violation of Mental Hygiene Law Section 33.13, and/or 45 C.F.R. Parts 160, 164, as applicable, and CONTRACTOR acknowledges that it has an affirmative obligation to safeguard any such information, data or records from unnecessary distribution amongst its agents and to any third parties.  CONTRACTOR specifically agrees to indemnify OMH from damages to third parties flowing from any breach of the confidentially of records in the possession or control of CONTRACTOR.

12.

In the event that CONTRACTOR, in the course of performance hereunder, obtains access to information, data or records deemed confidential by OMH (other than information, data or records which is already covered by paragraph 11 above) (“Confidential Information”), CONTRACTOR shall hold all such Confidential Information in confidence and not disclose or make it available to third parties without OMH’s written permission.   CONTRACTOR further agrees to use such Confidential Information solely for the purpose of fulfilling its obligations under this Agreement. This obligation will not apply to information which:

a.

Was known to CONTRACTOR prior to receipt from OMH as evidenced through written documentation;

b.

Was or becomes a matter of public information or publicly available through no fault on the part of CONTRACTOR;

c.

Is acquired from a third party entitled to disclose the information to CONTRACTOR;

d.

Is developed independently by CONTRACTOR with the use of OMH’s Confidential Information;

e.

Is required to be disclosed, pursuant to law, regulation or court order; provided, however, that in the event of a demand for disclosure under law or court order, CONTRACTOR shall not make such disclosure without prior written notice to OMH and an adequate opportunity for OMH to oppose such disclosure, including seeking an injunction as appropriate under the circumstances.

13.

If any term or provision of this Agreement shall be found to be illegal or unenforceable, then notwithstanding, this Agreement shall remain in full force and effect and such term or provision shall be deemed stricken.  The paragraph headings in this Agreement are inserted for convenience and reference only and do not modify or restrict any of the provisions herein.  All personal pronouns used herein shall be considered to be gender neutral.  This Agreement has been made under the laws of the State of New York, and the venue for resolving any disputes hereunder shall be in a court of competent jurisdiction of the State of New York.

14.

In that purchases by the State of New York are not subject to sales tax, transportation tax and Federal excise tax, payment for such amounts may not be claimed, declared or allowed under this agreement.  Exemption certificates will be provided upon request.

II.

PROVISIONS APPLICABLE TO AGREEMENTS RELATED TO THE PROVISION OF COMMUNITY MENTAL HEALTH SERVICES

1.

PAYMENTS

a.

For contracts related to the provision of community mental health services, the OMH will issue instructions to CONTRACTOR which will provide specific instructions for conduct of the applicable program.  Such instructions will hereinafter be referred to as "Guidelines".  CONTRACTOR shall adhere to provisions contained in the Guidelines.  In the event that a conflict exists between the Guidelines and this Agreement, the provisions of this Agreement shall govern.

b.

Eligible Expenditures are those actual, reasonable and necessary expenses incurred by the CONTRACTOR in the provision of contract services in accordance with and as limited by the amount set forth for these expenditures in the contract budget as contained in Appendix B, and the rules and regulations of the State Comptroller governing reimbursement of State employees (M/C Bargaining Unit), for expenses incurred while performing State business.

c.

Income shall mean those funds available to CONTRACTOR from any source whatsoever, as payment for or reimbursement of costs associated with the provision of Contract Services; but shall not include:  funds paid by OMH to the CONTRACTOR pursuant to this Agreement or for purposes other than the provision of Contract Services; or, Gifts or Donations (contributions or endowments from non governmental sources, intended to further the general work and purposes of the CONTRACTOR and not for specific payment of an Eligible Expenditure), and may be limited as set forth in the Guidelines.  As is consistent with good and prudent judgment, CONTRACTOR shall maximize all sources of income available to itself or its clients, and, encourage and assist all clients to or, on behalf of clients unable to do so, apply for income to which they are entitled.

d.

Sums Subject to Recapture shall equal the amount, under this or any contemporaneous or predecessor agreement, by which any Payment exceeds Eligible Expenditures less Income, for the relevant period, plus the amount by which any Eligible Expenditure exceeds the actual or reasonable expense.

e.

The CONTRACTOR shall not be paid for any Contract Services provided where New York State law or regulation requires that an operating certificate or similar authorization from an instrumentality of the State be issued before such Contract Services can legally be provided, unless CONTRACTOR possesses such authorization.

f.

Cost of items whose use is shared with non-contract purposes shall be prorated and only the portion utilized for the performance of contract services may be claimed as Eligible Expenditures.  Except where payment is being prorated, no items claimed under any other agreement with the State of New York may be claimed hereunder.

2.

ACQUISITION OF PROPERTY

The CONTRACTOR shall dedicate and utilize any real or personal property purchased with funds provided under this agreement for purposes benefiting this and subsequent agreements with the Office of Mental Health, or its assigns, for the duration of that property's useful life.  The CONTRACTOR hereby grants and assigns a purchase money security interest in all such property, even though hereafter acquired.  The CONTRACTOR agrees that it will comply with the requirements concerning solicitation of bids and quotations as set forth in the Guidelines.  CONTRACTOR shall cause sufficient insurance to be carried to cover all property acquired or let by the CONTRACTOR by virtue of this agreement, by reason of loss or damage attributable to any cause other than normal wear and tear.

3.

OPTIONAL PAYMENT PROVISIONS

In the event that a contractor is a Not For Profit Organization and that a Successor Agreement or modification agreement has not been executed by the parties hereto and approved by and filed with the OSC, on or before the expiration of this Agreement, or of a fiscal year, in the discretion of the OMH, and, in return for CONTRACTOR'S continued provision of Contract Services, this Agreement or that fiscal year may be extended and a sum as set forth in the Payment and Reporting Schedule contained in Appendix C may be designated as an optional Total OMH payment, for the period set forth therein.  The optional payment to be made under the provisions of this Paragraph shall be a sum Subject to Recapture for a succeeding Contract Period or under a Successor Agreement.

III.

COMMUNITY MENTAL HEALTH FACILITY REAL ESTATE PROVISIONS

1.

OMH has the right to review any new lease for rental of real estate operated as a necessary adjunct to the provision of the community mental health services as specified in this contract, if applicable, and any modifications, amendments or extensions of an existing lease prior to its execution.  If, in its discretion, OMH disapproves of any lease, then OMH shall not be obligated to make any Facility Real Estate payments for such property.

2.

No member, officer, director or employee of CONTRACTOR shall retain or acquire any interest, direct or indirect, in any Facility Real Estate, nor retain any interest, direct or indirect, in such, without full and complete prior disclosure of such interest and the date of acquisition thereof, in writing to the CONTRACTOR and the OMH.

APPENDIX B

BUDGET

Paid:

01/01/2003 – 12/31/2007

=

             $2,255,444.07

Amendment #1:

Licensing Fee

:

  01/01/2008 – 12/31/2008

$37,500/month  x 12 months  =  $450,000

*01/01/2009 – 12/31/2009

$38,625/month  x 12 months  =  $463,500

*01/01/2010 – 12/31/2010

$39,784/month  x 12 months  =  $477,408

*01/01/2011 – 12/31/2011

$40,978/month  x 12 months  =  $491,736

*01/01/2012 – 12/31/2012

$42,207/month  x 12 months  =  $506,484

        $2,389,129

**Labor:

01/01/2008 – 12/31/2012

=

        $50,000

**Materials:

01/01/2008 – 12/31/2012

=                                                          $50,000

Travel:

01/01/2008 – 12/31/2012

=                                                           $25,000

          Total estimated value of amendment #1 =                                     $2,514,129

       Total estimated value of the contract = $4,769,573.07

*Amounts for years six (6) through ten (10) are approximations based on estimated 3% CPI increases. These amounts can be lower and will only change from prior year as per escalation language below.

**Dollar Values for Labor Materials & Travel are estimates for budgeting purposes only. Actual reimbursement may be higher, lower or zero and will only be made for Time and Materials (T+M) work requested by the OMH.

Licensing Fee -  covers all the locations listed in the appendix B-2 of this contract

Escalation:

The sixth year’s rate is fixed.  When requested in writing by the CONTRACTOR and pre-approved by OMH, which approval shall not be unreasonably withheld, adjustments for years seven (7) through ten (10) shall be based on CPI utilizing the All Urban Consumers/Northeast Region All Items Index (CUUR0100SAO) in effect 90 days prior to the yearly contract anniversary date, calculated for the prior 12 month time period. Adjustments to rate(s) will be based on actual calculated CPI increase or a maximum of 3%, whichever is less. Written requests for escalation in rate(s) must be made no later than 30 days prior to effective contract anniversary date and must include the appropriate CPI chart with supporting documentation. There will not be any retroactive adjustments allowed.

Reference:  http://data.bls.gov/cgi-bin/surverymost?cu to obtain CPI chart.

Escalation applies to all the rates in this contract except travel.

Travel:

The contractor agrees to comply with the directive of the New York State Comptroller    regarding travel and lodging reimbursement. Travel expenses, if necessary, will be reimbursed in accordance with the travel allowances announced by the Office of the State Comptroller (OSC), which correspond to the rates provided by the Federal Government to its employees.  Travel related expenses shall be subject to the same limitations, which apply to New York State employees.

    To access information related to travel, including the current reimbursement amounts refer to the following website:  http://nysosc3.osc.state.ny.us/agencies/travel/travel.htm.

Appendix B-1

Parts and T & M Pricing

CONTRACTOR will provide time and material (T & M) services to OMH during regular business hours, 8 a.m. through 4:30 p.m., Monday through Friday (excluding holidays). If a call for service is received after 3:00 p.m., the services will be performed on the next regular business day.  OMH will be charged the appropriate hourly rate, any materials used, travel time and mileage.

STRAIGHT TIME HOURLY RATE:     $125.00 8:00a.m – 4:30p.m. Monday through Friday

OVERTIME AND HOLIDAY RATE:     $187.50 All other times

PERSONAL ALARM DEVICES:           PALS will be serviced/repaired at the CONTRACTOR’s facility at the

(PALS)

     rate of $25 per PAL

EQUIPMENT PRICE LIST

(price per each, freight and installation are not included)

Item description	Acronym	Price
Personal Alarm Device (Basic Unit)	PAL	$ 78
Personal Alarm Test Station	PAL Test	$ 495
Device Activated Detector	DAD	$ 178
Exterior Device Activated Detector	EDAD	$ 248
Heated Exterior Device Activated Detector	HEDAD	$ 467
Building Alarm Reporting Device	BARD	$4,735
Local Alarm Reporting Device	LARD	$2,373
Local Alarm Reporting Device Plus	LARD+	$2,479
Remote Base Station Receiver/Transmitter	RBASE	$1,841
Base Station Receiver/Transmitter	BASE	$1,841
Base Station Receiver/Transmitter Plus	BASE+	$2,054
Alarm Computer Systems Pentium III’s with UPS		$8,929
Video Capture System		$1,673
Alert Computer System		$1,562+ 233 Configuration Fee
UPS back up power supply for ALERT computers		$ 60
BIG Battery BARD back up power unit		$3,785
Purchased items, including those below charged at cost + 20%: Pin Feed Printer Laser printer (Admin computer only) Computer monitors

PARTS PRICE LIST

Item Description	Unit Price
BASE/RBASE filter board	$ 27
BASE/RBASE PC board	$ 245
BASE/RBASE 422 adapter Board	$ 17
BASE/RBASE power supply	$ 70
BARD mother board	$ 1,400
BARD 422 adapter board	$ 31
BARD power supply	$ 189
DAD Control Module (DCM)	$ 284
LARD filter board	$ 44
LARD main PC board	$ 335
LARD adapter board	$ 21
LARD power supply	$ 70
Network board	$ 36
PC Modem board	$ 80
Video capture camera	$ 1,030
Two way ICOM Radio System (Programmed)	$ 464
Heater in Exterior Enclosure (if so equipped)	$ 120
External Antenna	$ 86
Lightning Arresters	$ 78

Appendix B-2

Software Licensing Pricing

Greater Binghamton HC

Bronx

Bronx CPC

Brooklyn CPC

Buffalo

CDPC  - Includes Crisis

Creedmoor  - includes building # 40, 73 & 102

Queens CPC

Hudson River

Hutchings

Kingsboro

Manhattan

Mid Hudson

NYPI

Rochester

Rockland

Rockland CPC

NKI

Elmira

Central NY

South Beach

St. Lawrence

Sagamore

Pilgrim - Includes buildings # 25, 81,82,83

Addition and/or Removal of buildings/facilities:

For additions the monthly licensing fee amount will increase by 5.75% of the installed price of that building/facility and for removals the monthly licensing fee amount will be decreased by 5.75% of the installed price of that building/facility.

APPENDIX C

PAYMENT AND REPORTING SCHEDULE

Amended

For the Period From January 1, 2008 to December 31, 2012

CONTRACTOR shall submit to the OMH a properly completed invoice together with required supporting documentation, in a format satisfactory to the OMH. For purposes of this provision and Article 11A of the State Finance Law, the invoice remit to address shall be:

OMH Consolidated Business Office

Attention: Contract Payment Unit

Capital District Psychiatric Center-Unit P

75 New Scotland Avenue

Albany, New York 12208-3474

REFERENCE CONTRACT # C008211 AND AGENCY CODE 50000 ON ALL INVOICES AND CORRESPONDENCE.

THE FOLLOWING INFORMATION MUST BE INCLUDED ON ALL INVOICES. FAILURE TO DO SO MAY RESULT IN DELAY OF PAYMENT AND/OR NON PAYMENT OF INVOICE UNTIL SUCH INFORMATION IS PROVIDED.

CONTRACTOR NAME & ADDRESS

CONTACT PERSON NAME with PHONE NUMBER

FAX NUMBER (if applicable)

E-MAIL ADDRESS (if applicable)

Payments to CONTRACTOR will be due thirty (30) days thereafter and shall be made in accordance with usual State practices.  However, no payments shall be due prior to the date upon which this Agreement was approved by the New York State Office of the State Comptroller.  Additionally, the OMH may at its discretion, withhold any payment due under this Agreement until such time as the CONTRACTOR has submitted to OMH all Deliverables, including reports, which are due prior to invoice submission. When applicable, this includes submission of Consultant Disclosure Form B. As such, the Form B is a required deliverable and must be received by the OMH defined due date of April 30th in order for payments to be continued to be processed under the terms of the current contract. For contracts that end prior to March 31 of any calendar year, the Form B will be due when submitting the invoice for the final month of services rendered under the contract.

Prevailing Wage: If Prevailing Wage Rates are applicable to this contract, the Contractor must certify in writing to the OMH that Prevailing Wage rates have been paid to the applicable employees, throughout the term of this contract. This written certification must be submitted with the last invoice; failure to submit this written certification may result in the withholding of payments due.

Non-Compliance: Ongoing invoicing problems (failure of the contractor’s invoice to provide the proper contract number, proper breakdown of pricing, incorrect rates, etc.), may result in the Contractor being deemed non-compliant and the contract being cancelled.

Electronic Payment:

If the contractor elects to participate in the Electronic Payment program offered by the NYS Office of the State Comptroller (OSC). Than upon this contracts approval from OSC the contractor should go to the following web address for specifics of the program: http://nysosc3.osc.state.ny.us/epay/guide.htm

All correspondence relating to OSC's Electronic Payments program should be directed to:

NYS Office of the State Comptroller
Bureau of Accounting Operations
Warrant & Payment Control Unit
110 State Street - 9th Floor
Albany, NY 12236

Telephone: (518) 474-4032           E-Mail: epunit@osc.state.ny.us

Invoices: are to be submitted monthly and shall include the date(s) the invoice covers and the rates charged as per Appendix B & B1. For time and materials work the CONTRACTOR shall list a brief description of the work that was performed along with the date the work was perform, the number of hours it took to perform the work, the facility the work was performed at, and the hourly rate that is being charged. All invoices shall include appropriate back up documentation as requested by OMH.

APPENDIX D

PROGRAM WORK PLAN

Amended

For the Period From January 1, 2008 to December 31, 2012

The Office of Mental Health (OMH) is in need of a license to operate the equipment software, and CONTRACTOR is the owner of the software and firmware operating the Personal Security Systems equipment (the “Equipment”) at the FACILITY (the “Product”), and is willing to grant a non-transferable software license during the term of this agreement.

CONTRACTOR will also provide OMH service as requested to ensure proper functioning of such Equipment at the time and materials rates listed in Appendix B-1 of this contract.

I.  License

A.

License Scope:

1.

OMH is granted a non-exclusive license to use, execute, reproduce, display, perform, or merge the Product within its business enterprise up to the licensed capacity represented by the system installations listed on Exhibit B-2 of Appendix B.  If OMH wishes to reduce its licensed capacity by removing equipment from one of the listed installations, it may do so and the licensing fee shall be reduced accordingly.  If OMH wishes to move/transfer equipment from one installation location to another, it may do so without any change in the licensing fee so long as the total amount of equipment in operation remains the same.  If OMH wishes to increase its licensed capacity by expanding an existing installation or creating a new installation, it may do so and the licensing fee shall be increased accordingly.

2.

OMH shall report any expansion or reduction of licensed capacity to CONTRACTOR within thirty days of the completed installation.

3.

CONTRACTOR shall provide OMH with error corrections, updates, revisions, patches, fixes, upgrades and new releases of the Product as they become available.

4.

OMH agrees not to rent, electronically distribute, timeshare or operate a service bureau for the use of the Product or market the Product by interactive cable, internet, or remote processing services or otherwise distribute the Product other than as specifically authorized in this Agreement.

B.

Licensed Software and Documentation

1.

Upon execution of Appendix X by CONTRACTOR, CONTRACTOR shall deliver, at CONTRACTOR’s expense:  (i) the necessary/required media and documentation which would be needed to install or re-install the Product; and (ii)  one (1) hard copy and one (1) master electronic copy of the Product Documentation necessary to operate the software in a mutually agreeable format.  Software media must be in a format specified by OMH (i.e., 3 ½” floppy discs) without requiring any type of conversion.

2.

CONTRACTOR hereby grants to OMH a license to make, reproduce (including downloading electronic copies of the Product) and distribute, either electronically or otherwise, copies of Product Documentation as necessary to enjoy full use of the Product in accordance with the terms of the license.

3.

CONTRACTOR shall provide OMH with all passwords for users and administrators which are necessary for OMH to enjoy full use of the Product in accordance with the terms of the license, including but not limited to any passwords required to maintain or modify the system (e.g., to add or subtract devices within the system).

4.

Nothing in this Agreement is intended to provide OMH with access to the Product source code.

C.  Representations and Warranties

1.

CONTRACTOR represents and warrants that it is the owner of the entirety of the rights in the Product and that it has the full authorization and authority to enter into this Agreement and grant the licenses herein.

2.

CONTRACTOR represents and warrants that the Product does not constitute an infringement of any valid and subsisting copyright or other intellectual property right  and that OMH’s use of the Product will not infringe upon or violate the rights of any third party and that no further permissions or authorizations are necessary for OMH’s proper use.

D.  Product Technical Support & Maintenance

1.

OMH will notify the CONTRACTOR when OMH needs the CONTRACTOR to provide technical support, maintenance or repair of the Product or the Equipment, which will be billed at the rates established and listed in appendix B-1 of this contract.

2.

CONTRACTOR shall provide the services requested so as to provide OMH with the ability to utilize the Product and the Equipment in accordance with the Product Documentation without significant functional downtime to its ongoing business operations during the term of this Agreement.

E.  Use By Outsourcers / Facilities Management, Service Bureaus / or Other Third Parties  Outsourcers, facilities management, service bureaus or other third parties retained by OMH shall have the right to use the Product and Equipment to maintain OMH’s business operations for the time period that they are engaged in such activities.  Any third party with whom OMH has a relationship for a state function or business operation, shall have the temporary right to use the Product and/or Equipment, provided that such use shall be limited to the time period during which the third party is using the Product for the function or business activity.

F.  Archival Back-Up and Disaster Recovery  OMH may use and copy the Product and related Documentation in connection with:  i) reproducing a reasonable number of copies of the Product for archival backup and disaster recovery procedures in the event of destruction or corruption of the Product or disasters or emergencies which require OMH to restore backup(s) or to initiate disaster recovery procedures for its platform or operating systems; ii) reproducing a reasonable number of copies of the Product and related Documentation for cold site storage.  “Cold Site” storage shall be defined as a restorable back-up copy of the Product not to be installed until and after the declaration by the OMH of a disaster; iii) reproducing a back-up copy of the Product to run for a reasonable period of time in conjunction with a documented consolidation or transfer otherwise allowed herein.  “Disaster Recovery” shall be defined as the installation and storage of Product in ready-to-execute, back-up computer systems prior to disaster or breakdown which is not used for active production or development.

G.  Ownership.  OMH acknowledges that CONTRACTOR retains exclusive ownership of the Product, Product Documentation, trademarks, and any other Intellectual Property Rights relating to the Product, including all modifications, enhancements and derivatives.

H.  Avoidance of Infringement.  If any claim or suit is made or brought against OMH or, in CONTRACTOR’s judgment is likely to occur, by reason of the breach or alleged breach by CONTRACTOR of the warranties or representations contained herein, or by reason of any infringement or alleged infringement of any patent, trademark, copyright or trade secret right resulting from the Product and Licensee’s use thereof in accordance with the Documentation, CONTRACTOR  shall, at its option and expense, either: (i) procure for OMH the right to continue using the Product; or (ii) modify the Product to become non-infringing (provided that such modification does not adversely affect OMH’s intended use of the Product) such that the modified Product is not infringing and is equally suitable, compatible and functionally equivalent to the original Product at no additional charge to OMH;

or (iii) replace Licensed Software with an equally suitable, compatible and functionally equivalent non-infringing software (as approved by OMH) at no additional charge to OMH.

II  Maintenance and Repair Service:

A.  CONTRACTOR will provide  maintenance service on a time and materials basis for the Equipment, including but not limited to, the furnishing of all material, labor, supervision, tools, supplies, and other expenses necessary to provide maintenance services, and repairs of every description, including inspections, adjustments, tests and replacement of parts as herein specified for all equipment covered under this CONTRACT.  This service also includes all components and accessories not specified but essential for the proper operation and functioning of the complete system, systematic examinations, adjustments, calibration, repair and replacement of the systems component parts.

B.  OMH agrees to assist with the remote diagnostic procedures, if requested.  This might include rebooting a computer or resetting a device.

C.  Equipment Requirements

1.

CONTRACTOR warrants that all equipment provided hereunder will be new, i.e., not previously used, unless mutually agreed by CONTRACTOR and OMH.

a.

CONTRACTOR warrants that each unit of equipment purchased by OMH has been or will be made in a good workmanlike and proper manner; that it will do the work required to be done of it; that, when installed it will be in good working order free from any defects in either workmanship or material; and that CONTRACTOR will replace or repair without cost any equipment found to be defective for twelve (12) months or the termination of this agreement, whichever is lesser.

b.

The equipment purchased by OMH shall be free from:  (a)  defects in materials and workmanship furnished by CONTRACTOR and used in the installation thereof; (b) defects arising from the selection of materials or processes of manufacturer or installation; and (c) defects in the design thereof in view of the state of the art on the date thereof.

D.  T & M  Report.  CONTRACTOR shall furnish OMH completed time and material reports of work done and repairs on emergency call backs or work requested by the OMH.  CONTRACTOR will be further obligated to provide a monthly written report to the OMH detailing all work performed for the month.  For this report CONTRACTOR shall maintain a complete written record of all service, replacement, and repair work performed.  This information shall be consolidated by CONTRACTOR into a monthly report to the OMH.  This monthly report shall indicate the equipment worked on, the date work was performed, type of work (callback, replacement or repair), brief description of the work performed, including inspections made, adjustments, repairs, and other work done, faults, defects noted, repairs required, safety hazards noted and completed lubrication schedule of the security equipment, man-hours expended and the spare materials used.

E.  Local Conditions Covering Work Site:  CONTRACTOR shall cooperate with Facility administrators and personnel to prevent the entrance and exit of all workmen and/or others whose presence is forbidden or undesirable and in bringing, storing and removing of all materials and equipment, to observe all rules and regulations in force on the grounds, to avoid unnecessary dust, or accumulated debris or the undue interference with the convenience, sanitation or routine of the FACILITY (and to prevent the loss of, or damage to property of the OMH and/or its employees).  CONTRACTOR shall repair any and all damage caused by CONTRACTOR to the building or property, to the full satisfaction of the OMH (old or previously damaged ceiling tiles are exempt).

F.  Check-In/Check-Out:  CONTRACTOR’s service representative shall sign in with the FACILITY Security Chief or designated representative upon entering the premises and receive any reports on equipment deficiencies that need correction.  Service representative shall also sign out with FACILITY representative at completion of service visit and submit standard service report detailing work completed, parts and labor.

G.  Shut-Down of Central Security System: All security equipment shut-down or out-of-service requirements requested by CONTRACTOR shall be coordinated and approved by the Security Chief or designee before any equipment shall be removed from service.

H.  Minimum Staff Requirements

1.

CONTRACTOR shall assign only CONTRACTOR’S authorized service representatives to perform maintenance as stipulated in this Agreement.  Service Technicians assigned by CONTRACTOR shall be thoroughly qualified in all respects to perform the maintenance and repairs which may become necessary during the terms of this Agreement.

2.

CONTRACTOR shall have and maintain backup CONTRACTOR’S authorized service representatives who are completely qualified in all respects to assume the maintenance of the equipment covered by this Agreement.   OMH reserves the right to reject a technician who OMH reasonably determines is not performing satisfactorily.

3.

Temporary Service:  In the event of a natural disaster causing severe damage to, or complete destruction of the Equipment, CONTRACTOR will respond as soon as it is notified by OMH and use its best efforts to provide such temporary service as may be required by OMH while the Equipment is being repaired.  OMH understands that such service will be provided on a time and material basis as stated in Exhibit B.

I.  Inspection.  The quality of maintenance service shall be subject to inspection by the FACILITY or OMH.  If it is found that the quality of the maintenance and repair service performed is not satisfactory, and that the requirements of this Agreement are not being met, CONTRACTOR will be notified of these deficiencies in writing, and it shall be CONTRACTOR’s responsibility to make the necessary corrections within ten (10) working days after receipt of such notice.  In the event that the deficiencies have not been corrected within ten (10) working days, the OMH may employ a third party Contractor to place the equipment in a satisfactory condition.  CONTRACTOR shall be liable to the OMH for such cost.

J.  Drawings and Wiring Diagrams

1.

To the extent not previously provided by CONTRACTOR to OMH, CONTRACTOR shall turn over to the OMH two (2) copies of any drawings, schematic or wiring diagrams that changed from the initial or subsequent system installations, plus two (2) new updated operation manuals.  All such technical materials shall faithfully represent the then current “as modified” condition of all the OMH equipment which was covered by CONTRACTOR.

2.

Any and all drawings and wiring diagrams furnished CONTRACTOR by OMH or drawings and wiring diagrams prepared by CONTRACTOR for work under the Agreement shall be considered the property of the OMH and shall be accessible to the OMH at all times, and be turned over to the OMH upon demand.

RIDER 1

1.

Appendix A, Standard Clauses for New York State Contracts, attached to this Appendix X shall replace and supersede Appendix A to the original Agreement for the period from January 1, 2008 through December 31, 2012.

2.

Appendix A-1, Agency Specific Clauses, attached to this Appendix X shall replace and supersede Appendix A-1 to the original Agreement for the period from January 1, 2008 through December 31, 2012, subject to the following modification:

a.

Paragraph 7 shall be amended to read as follows:

“If applicable, the OMH may order the CONTRACTOR, in writing, to suspend performance for a reasonable period of time. OMH shall have no obligation to reimburse Contractor's expenses during the suspension period.”

 b.

Paragraph 10 shall be amended by deleting the entire clause which follows the first semi-colon and begins “provided, however, that if and to the extent that the contract deliverables require CONTRACTOR to create,…”  The new paragraph 10 shall read, in its entirety:

“The OMH has an irrevocable, royalty-free, non-exclusive and world-wide license to publish, reproduce, display, disclose or otherwise use any of the contract deliverables.”

c.

The following provisions shall be added following Section III, Community Mental Health Facility Real Estate Provisions:

“IV.

FAILURE TO COMPLY

In the event SSI defaults in any material respect in performing its obligations and responsibilities under this Agreement, OMH shall be released from all obligations to SSI hereunder, including any obligations to make payments of any kind to SSI except the obligation to protect the proprietary intellectual property (software and firmware) of Secure System, Inc.  Cancellation of this Agreement is not a pre-condition for this provision to be effective.

V.

LIMITATIONS OF LIABILITIES

1.

SSI shall indemnify and save harmless the OMH from suits, actions, damages, and costs of every name and description relating to or in any way connected with its performance under this Agreement, and the OMH may retain such monies from the amount due SSI as may be necessary to satisfy any claim for damages, costs and the like asserted against the OMH.  OMH shall not be liable for any special of consequential damages arising directly or indirectly from this Agreement, or from the performance of OMH or others under this Agreement.

2.

OMH shall indemnify and save harmless SSI from suits, actions, damages, and costs of every name and description relating to or in any way connected with OMH’s operation of the system under this Agreement.

3.

Insurance:  SSI shall, at its own expense, obtain and maintain in full force and effect, insurance, on an occurrence and not a claims made basis, for liability for damages imposed by law, of the kinds and in the amounts hereinafter provided with insurance companies licensed to do such business in the State covering all operations under the Agreement whether performed by SSI or by subcontractors.  The kinds and amount of insurance are as follows:

a.

Workers Compensation Insurance:  A policy covering the obligations of SSI in accordance with the Workers’ Compensation Law and the Disability Benefits Law covering all operations under this Agreement, whether performed by SSI or by its subcontractor.

b.

Liability and Property Damage Insurance:  Each policy having limits of not less than:

1

Bodily Injury Liability

Each Occurrence

$2,000,000

2

Property Damage

Each Incident

$2,000,000

Liability Aggregate

$2,000,000

3

For all damages arising during the policy period, insurance shall be furnished in the types specified, viz:

a/  SSI’s Liability Insurance issued to and covering the liability (a) for damages imposed by law upon SSI, and (b) including in such liability insurance policy the related provisions in Specifications with regard to indemnifying and holding the State harmless from any suits, actions, damages and costs of every name and description with respect to all Work performed by SSI and its subcontractors under the Agreement.

b/  SSI’s Liability Insurance issued to and covering the liability of damages imposed by law upon each subcontractor with respect to all Work performed by said subcontractor under the Agreement;

c/  SSI's Protective Liability Insurance issued to and covering the liability for damages imposed by law upon SSI with respect to all Work under the Agreement performed for SSI by subcontractors;

d/  Protective Liability Insurance issued to and covering the liability for damages imposed by law upon The People of the State of New York, the Commissioner of Mental Health and all employees of the Commissioner, both officially and personally, with respect to all operations under the Agreement by SSI or its employees, including omissions and supervisory acts of the State;

e/  Completed Operations’ Liability Insurance issued to and covering the liability for damages imposed by law upon SSI and each subcontractor arising between the date of the final cessation of the Work and the date of final acceptance thereof, out of that part of the Work performed by each.

Before commencing the Work, SSI shall furnish to the OMH a certificate or certificates of insurance in a form satisfactory to the OMH showing that SSI has complied with these insurance provisions, which certificate or certificates shall provide that the policies shall not be changed or cancelled or coverage terminated for any reason, including expiration of the policy, until thirty (30) days after written notice has been received by OMH.  Any notice shall be mailed via certified mail and addressed to:

OMH Consolidated Business Office

Capital District Psychiatric Center-Unit P

75 New Scotland Avenue

Albany, New York 12208-3474

3.

Appendix B, Budget, attached to this Appendix X shall replace and supersede Appendix B to the original Agreement for the period from January 1, 2008 through December 31, 2012.

4.

Appendix B-2, Software Licensing Pricing, attached to this Appendix X shall replace and supersede Appendix B-2 to the original Agreement for the period from January 1, 2008 through December 31, 2012.

5.

Appendix C, Payment and Reporting Schedule, attached to this Appendix X shall replace and supersede Appendix C to the original Agreement for the period from January 1, 2008 through December 31, 2012, subject to the following modification:

The last paragraph on the first page of Appendix C, which is titled “Non-Compliance,” shall be modified to read as follows:

“Non-Compliance:  Ongoing invoicing problems (failure of the contractor’s invoice to provide the proper contract number, proper breakdown of pricing, incorrect rates, etc.) may result in the Contractor being deemed non-compliant and the contract being cancelled; provided, however, that the contract may not be cancelled on the basis of Contractor’s non-compliance unless and until Contractor has been given at least thirty days to cure the invoicing problem or problems which are the basis for a proposed finding of non-compliance.”

6.

Appendix D, Program Work Plan, attached to this Appendix X shall replace and supersede Appendix D to the original Agreement for the period from January 1, 2008 through December 31, 2012.

Consultant Disclosure Form B

In 2006 the NYS State Finance Law was amended to require State contractors who provide consulting services to disclose, by employment category, the number of persons employed to provide services under a contract for consulting services, the number of hours worked and the amount paid to the contractor by the State as compensation for work performed by these employees. This will include information on any persons working under any subcontracts with the State contractor.

In order to comply with this law the contractor must complete the attached Form B. This Form will need to be submitted each year by the contractor for each year the contract is in effect. Its purpose is to capture historical information, detailing actual employment data for the most recently concluded State fiscal year, which runs from April 1 – March 31.

OMH is requesting that Form B be completed and sent to the following three (3) agencies by the close of business on April 30th of each year that this contract is in effect. For contracts that end prior to March 31 of any calendar year, the Form B will be due when submitting the invoice for the final month of services rendered under the contract.

By mail:

NYS Office of the State Comptroller

Bureau of Contracts

110 State Street, 11th Floor

Albany, NY 12236

Attn: Consultant Reporting

Or By fax:

(518) 474-8030 or (518) 473-8808

By mail:

NYS Department of Civil Service
Alfred E. Smith Office Building
Albany, NY 12239

By mail:

NYS Office of Mental Health

Capital District Psychiatric Center

                          Consolidated Business Office

Contract / Audit Unit N

75 New Scotland Avenue

Albany, NY 12208

Or By fax:

(518) 408-2453

Instructions for filling out Form B

Form B should be completed for contracts for consulting services in accordance with the following:

Scope of Contract: a general classification of the single category that best fits the predominate nature of the services provided under the contract. - To be completed by the contractor

Employment Category: the specific occupation(s), as listed in the O*NET occupational classification system, which best describe the employees providing services under the contract. (Note: Access the O*NET database, which is available through the US Department of Labor’s Employment and Training Administration, on-line at online.onetcenter.org to find a list of occupations.) - To be completed by the Contractor

Number of Employees: the total number of employees in the employment category employed to provide services under the contract during the Report Period, including part time employees and employees of subcontractors. – To be completed by the Contractor

Number of hours (to be) worked: the total number of hours worked during the Report Period by the employees in the employment category. – To be completed by the Contractor

Amount Payable under the Contract: the total amount paid or payable by the State to the State contractor under the contract, for work by the employees in the employment category, for services provided during the Report Period. – To be completed by the Contractor

FORM B			OSC Use Only:
Reporting Code:
Category Code:

State Consultant Services
Contractor’s Annual Employment Report
Report Period: April 1, to March 31,

Contracting State Agency Name: NYS Office of Mental Health Agency Code: 50000
Contract Number: C008211
Contract Term: 01/01/2008 to 12/31/2012
Contractor Name: Secure System, Inc
Contractor Address: 1800 Bloombsbury Ave. Ocean NJ 07712
Description of Services Being Provided: Personal Alarm Maintenance/Software License

Scope of Contract (Choose one that best fits):
Analysis ☐ Evaluation ☐ Research ☐ Training ☐
Data Processing ☐ Computer Programming ☐ Other IT consulting ☐
Engineering ☐ Architect Services ☐ Surveying ☐ Environmental Services ☐
Health Services ☐ Mental Health Services ☐
Accounting ☐ Auditing ☐ Paralegal ☐ Legal ☐ Other Consulting ☒

*Employment Category	Number of Employees	Number of Hours Worked	Amount Payable Under the Contract

Total this page			$
Grand Total

Name of person who prepared this report:
Preparer's Signature:___________________________________________________
Title:		Phone #:
Date Prepared: / /
Use additional pages if necessary)			Page of

*Employment Category: the specific occupation(s), as listed in the O*NET occupational classification system, which best describe the employees providing services under the contract.

(Note: Access the O*NET database, which is available through the US Department of Labor’s Employment and Training Administration, on-line at online.onetcenter.org to find a list of occupations.)

APPENDIX X

(Corporation/Municipal Corporation)

Agency Code_____

                                       Contract No._____                Amendment # _____
Entire Contract Period_____

                                  Entire Contract Amount for Period _____ (Estimated Value)

Amendment Period _____                                             Amendment Amount for Period _____ (Estimated Value)

This is an AGREEMENT between THE STATE OF NEW YORK, acting by and through_____, having its principal office at _____ (hereinafter referred to as the STATE), and _____ (hereinafter referred to as the CONTRACTOR), for modification of Contract Number_____, as amended in attached Appendix(ices)_____.

All other provisions of said AGREEMENT shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the dates appearing under their signatures.

CONTRACTOR SIGNATURE By: _____ _____ Printed Name Title: _____ Date: _____

STATE AGENCY SIGNATURE

By:  _____

        _____

        Printed Name

Title:  _____

Date:  _____

State Agency Certification

“In addition to the acceptance of this contract, I also certify that original copies of this signature page will be attached to all other exact copies of this contract.”

“No information that may negatively impact the contractor’s responsibility has come to the agency’s attention and OMH has reasonable assurance that the contractor continues to be responsible.”

STATE OF NEW YORK)

            ) SS.:

County of ____________)

On this ________ day of __________________, 20_____, before me personally came ______________________, to me known, who being by me duly sworn, did depose and say that he/she resides at _______________________
________________________, and that he/she is ______________________, of the corporation or municipality described in and which executed the above instrument, and that he/she executed the above instrument by order of the board of directors of the corporation and that he/she signed his/her name thereto by like order, or that he/she was duly authorized by the municipal corporation described in and which executed the above instrument, and that he/she executed the above instrument pursuant to authority vested in him/her.

(Notary) _________________________

ATTORNEY GENERAL’S SIGNATURE                        STATE COMPTROLLER’S SIGNATURE

__________________________________                        ___________________________________

Title:______________________________                      Title:_______________________________

Date:______________________________                      Date: _______________________________